SECURITIES EXCHANGE AGREEMENT

among

CITY LANGUAGE EXCHANGE INCORPORATED

and

GAMERS FACTORY, INC.

and, for certain limited purposes, its stockholders

February 25, 2010

i

	2.21	Litigation	14
	2.22	Licenses	14
	2.23	Interested Party Transactions	14
	2.24	Hazardous Waste	14
	2.25	Receivables	14
	2.26	Inventories	15
	2.27	Customers, Suppliers and Independent Contractors	15
	2.28	Questionable Payments	15
	2.29	Obligations to or by Stockholders	15
	2.30	Duty to Make Inquiry	15
	2.31	Disclosure	15
3.		Representations and Warranties of Parent.	16
	3.1	Organization and Standing	16
	3.2	Corporate Authority	16
	3.3	Brokers and Finders	16
	3.4	Capitalization of Parent	16
	3.5	Validity of Shares	17
	3.6	SEC Reporting and Compliance	17
	3.7	Financial Statements	18
	3.8	Governmental Consents	18
	3.9	Compliance with Laws and Other Instruments	18
	3.10	No General Solicitation	18
	3.11	Litigation	18
	3.12	Foreign Corrupt Practices	19
4.		Additional Representations, Warranties and Covenants of the Stockholders.	19
	4.1	Acts and Proceedings	19
	4.2	Compliance with Laws and Instruments	19
	4.3	Binding Obligation	19
	4.4	Title to Shares	19
	4.5	Information	20
	4.6	Resale of Stock	20
5.		Conditions of Parties’ Obligations.	20
	5.1	Company Obligations	20

	5.2	Parent Obligations	22
6.		Non-Survival of Representations and Warranties.	24
7.		Amendment of Agreement.	24
8.		Definitions.	24
9.		Closing.	28
10.		Miscellaneous.	28
	10.1	Notices	28
	10.2	Entire Agreement	30
	10.3	Expenses	30
	10.4	Time	30
	10.5	Severability	30
	10.6	Successors and Assigns	30
	10.7	No Third Parties Benefited	31
	10.8	Counterparts	31
	10.9	Recitals, Schedules and Exhibits	31
	10.10	Section Headings and Gender	31
	10.11	Governing Law	31

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Certificate of Incorporation of Parent
B	By-laws of Parent
C	Directors and Officers of Parent
D	Form of Opinion of Company’s Counsel
E	Form of Lock-Up Agreement
F	Form of Opinion of Parent’s Counsel
G	Form of Release

Company Disclosure Schedules

1.5(a)	Treatment of Warrants
2.2	Jurisdictions Qualified to do Business
2.5	Company Stockholders
2.7	Compliance with Laws
2.9	Company Brokers and Finders
2.10	Financial Statements
2.11	Undisclosed Liabilities
2.12	Changes
2.13(a)	Schedule of Leased Real and Personal Property
2.13(b)	Material Agreements
2.13(c)	Schedule of Insurance
2.13(d)	Schedule of Patents and Other Intangible Assets
2.13(e)	Substantial Compliance
2.14	Obligations to Officers, Directors and Employees
2.16	Intellectual Property
2.16(b)	Trade Secrets
2.17	Schedule of Employee Benefit Plans
2.18	Title to Property and Encumbrances
2.21	Litigation
2.23	Interested Party Transactions
2.29	Obligations to or by Stockholders

Parent Disclosure Schedules

3.3	Parent Brokers and Finders
3.7	Schedule of Buyers and Sellers
3.11	Litigation

Stockholders Disclosure Schedules

4.4	Title to Shares

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT is made and entered into as of February 25, 2010, by and among CITY LANGUAGE EXCHANGE, INCORPORATED, a Delaware corporation (“Parent”), on the one hand, and GAMERS FACTORY, INC., a Maryland corporation (the “Company”), and the stockholders of the Company whose names appear on the signature pages hereof (the “Stockholders”) solely for the purpose of agreeing with respect to himself, herself or itself to Sections 1, 4, 6, 7, 8 and 10 hereof, on the other hand.

RECITALS

A.   The Board of Directors of each of Parent and the Company have each determined that Parent’s acquisition of the Company is fair to and in the best interests of their respective entities and the stockholders thereof;

B.   The acquisition shall be accomplished by all of the Stockholders contributing, selling and transferring to Parent  all of their Shares (as defined below) pursuant to an offer by Parent to issue in exchange therefor newly-issued shares of common stock, par value $.001 per share, of Parent (“Parent Common Stock”), upon the terms and subject to the conditions set forth herein (the “Exchange Offer”).

C.   The Board of Directors of Parent and the Board of Directors of the Company have approved this Agreement and transactions contemplated hereby, including the Exchange Offer.

D.   To induce Parent and the Company to enter into this Agreement, the Stockholders have agreed to accept the Exchange Offer and become parties to this Agreement solely for the purpose of agreeing with respect to himself, herself or itself to Sections 1, 4, 6, 7, 8 and 10 hereof.

E.   Simultaneously with the Closing (as such term is defined herein), Parent is selling between $3,700,000 and $4,100,000 (excluding certain unit purchase options) in Units, with each unit (the “Unit”) consisting of one share of Parent’s series A convertible preferred stock and a warrant to purchase one share of Parent Common Stock, in a private placement (the “Private Placement”) to accredited investors, pursuant to the terms of a Securities Purchase Agreement, dated as of the date hereof, by and among Parent and the investors referred to therein (the “Securities Purchase Agreement”), for the purpose of expanding the business of the Company following the closing of the Exchange Offer (the “Exchange”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.   The Exchange Offer

1.1   Exchange

(a)   Subject to the terms and conditions of this Agreement, upon execution and delivery hereof, Parent hereby offers to the Stockholders to acquire their Shares solely in consideration and exchange for newly and duly issued, fully paid and non-assessable shares of Parent Common Stock as provided for in Section 1.3(a) hereof.  This Exchange Offer shall be deemed accepted upon execution and delivery of this Agreement by the Stockholders.

(b)   Subject to the terms and conditions of this Agreement, at the Closing, (i) the Stockholders shall contribute, transfer, assign and deliver to Parent, and Parent agrees to acquire from such Stockholders, all of the outstanding Shares owned by them as specifically set forth in Section 1.3(a), and (ii) solely in consideration and exchange therefor, Parent shall issue to the Stockholders an aggregate of 7,090,000 newly and duly issued, fully paid and non-assessable shares of Parent Common Stock in accordance with the Exchange Ratio as provided for in Section 1.3(a) hereof.

(c)   As a result of the Exchange, the Company shall become a wholly-owned subsidiary of Parent.

1.2   Certificate of Incorporation, By-laws, Directors and Officers.

(a)   The Certificate of Incorporation of Parent, as in effect immediately prior to the Closing, attached as Exhibit A hereto, shall be the Certificate of Incorporation of Parent from and after the Closing until further amended in accordance with applicable law; except that ARTICLE FIRST of the Certificate of Incorporation of Parent shall be amended immediately prior to the closing to read in its entirety as follows: “The name of the corporation is GAME TRADING TECHNOLOGIES, INC.”

(b)   The By-laws of Parent, as in effect immediately prior to the Closing, attached as Exhibit B hereto, shall be the By-laws of Parent from and after the Closing until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c)   The directors and officers listed in Exhibit C hereto shall be the directors and officers of Parent immediately following the Closing, and each shall hold his or her respective office or offices thereafter until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of Parent.

1.3   Manner and Basis of Exchange of Shares.

(a)   At the Closing, the outstanding shares of common stock of the Company (the “Shares”) beneficially owned by the Stockholders, which Shares constitute all of the issued and outstanding capital stock of the Company, shall be contributed and transferred to Parent and Parent shall issue, and authorize its Transfer Agent to issue, the Parent Common Stock specified below to each Stockholder in accordance with the following exchange ratios (the “Exchange Ratios”):

Stockholder	No. of Shares	No. of Shares of Parent Common Stock	Applicable Exchange Ratio
Todd Hays	4,400,000	4,400,000	1:1
Thomas Hays	630,000	630,000	1:1
John Hays, Jr.	630,000	630,000	1:1
Rodney Hillman	630,000	630,000	1:1
Evolution Advisors, LLC	600,000	600,000	1:1
Allegiance Capital Limited Partnership	200,000	200,000	1:1
Total		7,090,000

(b)   No fractional shares of Parent Common Stock shall be issued in the Exchange. If the number of Shares a Stockholder holds immediately prior to the Closing multiplied by the applicable Exchange Ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent Common Stock if it is less than the fraction of one-half (.5) of one share of Parent Common Stock or rounded up to the nearest whole number of shares of Parent Common Stock if the said product is equal to or greater than the fraction of one-half (.5) of one share of Parent Common Stock.

(c)   Each Share held in the treasury of the Company immediately prior to the Closing shall be cancelled and cease to exist.

(d)   After the Closing, there shall be no further registration of transfers of Shares on the stock transfer books of the Company that were outstanding immediately prior to the Closing.

1.4   Surrender and Exchange of Certificates

(a)   At the Closing, Parent shall deliver to its Transfer Agent a letter of instruction to prepare and deliver to the Company’s counsel, who shall act as exchange agent for the benefit of the Stockholders (the “Exchange Agent”), (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Sections 1.1 and 1.3 hereof, in exchange for all outstanding Shares. The shares of Parent Common Stock evidenced by the certificates shall be registered in the names of the Stockholders and shall be in the denominations for each of them set forth opposite their respective names in Section 1.3(a).

(b)   Promptly after the Closing and upon surrender of a certificate or certificates representing the Shares that were outstanding immediately prior to the Closing (or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed), Parent shall issue to the record holder of the Shares so surrendering such certificate or certificates, (y) in the case of the Management Stockholders (as defined in Section 8 hereof), a certificate or certificates registered in the name of each such Management Stockholder representing an aggregate of 740,000 shares of Parent Common Stock that they shall be entitled to receive as set forth in Section 1.3(a) hereof (472,000 shares of which represents shares to which Todd Hays shall be so entitled, 67,000 shares of which represents shares to which Thomas Hays shall be so entitled, 67,000 shares of which represents shares to which John Hays, Jr. shall be so entitled, 67,000 shares of which represents shares to which Rodney Hillman shall be so entitled, and 67,000 shares of which represents shares to which Evolution Advisors, LLC shall be so entitled) and (z) in the case of each Stockholder, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.3(a) hereof (less, in the case of the Management Stockholders, that number of such shares registered in the name of each such Management Stockholder referred to in clause (y) above).

(c)   The certificates representing the shares of Parent Common Stock issued in favor of the Management Stockholders pursuant to Section 1.3(a) hereof and referred to in Section 1.4(b)(y) hereof shall be delivered to Greenberg Traurig, LLP (the “Escrow Agent”), registered in the name of each such Management Stockholder, accompanied by a stock power duly executed in blank and with signature medallion guaranteed by a national bank or trust company, and held in escrow and dealt with in accordance with the terms of the Performance Milestone Shares Escrow Agreement, substantially in the form of Exhibit H to the Securities Purchase Agreement (the “Escrow Agreement”).

1.5   Warrants.

(a)   At the Closing, pursuant to consents from the requisite percentage of holders thereof obtained by the Company prior to the Closing, all outstanding warrants issued by the Company to purchase Shares (the “Company Warrants”) will either be exchanged for or converted into Warrants issued by Parent, or amended to provide that, at the Closing, each Company Warrant so exchanged, converted or amended shall become, in each case, a warrant to acquire the same number of shares of Parent Common Stock as the holder of such Company Warrants would have been entitled to receive pursuant to the Exchange had such holder exercised such Company Warrants in full immediately prior to the Closing at a price of $0.65 per share for 1,120,000 shares of Parent Common Stock and $2.50 per share for 40,000 shares of Parent Common Stock.  Schedule 1.5(a) attached hereto sets forth the name of each holder of Company Warrants (the “Parent Warrants”), the type of Company Warrant held by such holder, the aggregate number of Shares which each such person may purchase pursuant to the exercise of its Company Warrants and the aggregate number of shares of Parent Common Stock which each such person may purchase upon exercise of Parent Warrants acquired upon such exchange, conversion or amendment.  By its signature hereunder, Parent expressly assumes (a) the obligation to deliver Parent Warrants at the Closing to the holders of Company Warrants who have exchanged their Company Warrants for Parent Warrants and (b) the obligation to issue Parent Common Stock to the holders of Parent Warrants, all in accordance with the provisions of this Section 1.5(a).  As of the date hereof, there are outstanding Company Warrants which are exercisable into 1,160,000 shares of Parent Common stock pursuant to this Section 1.5(a).

(b)   As soon as practicable after the Closing, Parent shall deliver to the holders of Company Warrants new warrant agreements and/or warrants evidencing such holders’ rights to purchase shares of Parent Common Stock upon the exercise of the Parent Warrants.

(c)   Parent shall take all action necessary and appropriate, on or prior to the Closing, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon the exercise of Parent Warrants following the Closing as contemplated by this Section 1.5.

(d)   Other than the Company Warrants, all options, warrants and rights to purchase Shares outstanding as of the Effective Date will be exercised or terminated prior to or effective upon the Closing, and Parent shall not assume or have any obligation with respect to such options, warrants or rights.

1.6   Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock to be issued in exchange for the Shares at the Closing pursuant to Section 1.3(a) to be available for such purpose.  Parent further covenants that immediately prior to the Closing there will be no more than 1,200,000 shares of Parent Common Stock issued and outstanding, not including the shares of Parent Common Stock to be issued in the Private Placement and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.7   Tax Consequences.  The parties to this Agreement intend and desire that, for U.S. Federal income tax purposes, the Exchange to take place pursuant to the Exchange Offer shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

1.8   Further Assurances.  From time to time, from and after the Closing, as and when reasonably requested by Parent or its successors or assigns, the proper officers and directors of the Company as of the Closing shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent or its successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to Parent title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement.

2.   Representations and Warranties of the Company

. The Company hereby represents and warrants to Parent as follows:

2.1   Organization, Standing, Subsidiaries, Etc.

(a)   The Company is a corporation duly organized and existing in good standing under the laws of the State of Maryland, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)   The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2   Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).  Schedule 2.2 sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3   Capitalization of the Company.  The authorized capital stock of the Company consists of 10,000,000 shares of the Company’s common stock, and the Company has no authority to issue any other capital stock.  There are 7,090,000 shares of the Company’s common stock issued and outstanding, and such Shares are duly authorized, validly issued, fully paid and nonassessable, and none of such Shares have been issued in violation of the preemptive rights of any person.  The offer, issuance and sale of such Shares were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such Shares are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue sky law.  Except as disclosed in Schedule 2.5, the Company has no outstanding options, rights or commitments to issue Shares or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Shares or other Equity Securities of the Company.

2.4   Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet and Schedule 2.12.

2.5   Company Stockholders.  Schedule 2.5 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding Shares of the Company, together with the number and percentage of securities held.  To the knowledge of the Company, except as described in Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the nomination or election of directors or the exercise of the voting rights of Shares.

2.6   Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement and the Escrow Agreement (collectively, the “Transaction Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the unanimous vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Transaction Documents have been validly and appropriately taken.  No holder of Shares has requested or perfected appraisal, dissenter’s or other similar rights under Section 3.202 of the Maryland Law.

2.7   Compliance with Laws and Instruments.  The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.7, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  Except as set forth on Schedule 2.7, the Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

2.8   Binding Obligations.  The Transaction Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9   Brokers and Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in Schedule 2.9 hereto. Parent, on the one hand, and the Company, on the other, hereby indemnify and hold each other harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated herein.

2.10   Financial Statements.  Attached hereto as Schedule 2.10 are (a) the Company’s audited balance sheet (the “Balance Sheet”) as of December 31, 2009 (the “Balance Sheet Date”) and 2008, and the audited statements of operations, changes in equity and cash flows for the years ended December 31, 2009 and 2008, together with the related opinion of Lake & Associates, CPA’s LLC, independent registered public accountants, and (b) the Company’s unaudited balance sheet and statement of operations as of and for the one-month period ended January 31, 2010.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11   Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.11 and/or Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12   Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 2.12 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Private Placement and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee  stock options), warrants or other rights with respect thereto (except for those to be sold in the Private Placement), (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Balance Sheet or its statement of income for the year ended on the Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13   Schedule of Assets and Contracts.  Attached hereto as Schedules 2.13(a) through 2.13(d) are various schedules listing assets and contracts of the Company, as described herein.

(a)   Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including a brief description of each item thereof and of the nature of the Company’s interest therein, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $10,000, including a brief description of each item and of the nature of the interest of the Company therein.  All the real property listed in Schedule 2.13(a) is leased  by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); such leases are enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default.  The Company does not own any real property.

(b)   Except as expressly set forth in this Agreement, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $20,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $20,000 (other than pursuant to the Private Placement).  Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(d) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following the consummation of Exchange and the Private Placement and the transactions contemplated hereby, where the failure to obtain such consent could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)   Schedule 2.13(c) contains a true and complete list and description of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents including, without limitation, fire and casualty insurance, property and liability insurance, product liability insurance, life insurance, medical and hospital insurance and workers’ compensation insurance; such list includes with respect to each policy (i) a general description of the insured loss coverage, (ii) the expiration date of coverage, (iii) the annual premium, and (iv) the dollar limitations of coverage and a general description of each deductible feature.

(d)   Schedule 2.13(d) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.16, the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions. Schedule 2.13(d) also contains a true and complete list of all licenses granted to or by the Company with respect to the foregoing.  Except as disclosed in Schedule 2.13(d), all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth in Schedule 2.13(d) are subject to no pending or, to the Company’s knowledge, threatened challenge.  Neither the execution nor delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby will give any licensor or licensee of the Company any right to change the terms or provisions of, terminate or cancel, any license to which the Company is a party.

(e)   The Company has furnished to Parent true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.13(a) through 2.13(d), as well as any additional agreements or documents, requested by Parent.  The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.  Except as set forth on Schedule 2.13(e), to the knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder.  The Company does not have outstanding any power of attorney.

2.14   Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation, or as set forth on Schedule 2.14, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.15   Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date.  Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  The Company has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax  receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  The Company is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code.  The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired.  The Company (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

2.16   Patents and Other Intangible Assets.  (a)  Except as set forth in Schedule 2.16, the Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b)   To the knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Company or its employees or agents, could have developed Intellectual Property similar or identical to that of the Company.  Except as set forth in Schedule 2.16(b) hereof, the Company is not aware of any such development of substantially identical trade secrets or technical information by others.

2.17   Employee Benefit Plans; ERISA.  Except as disclosed in Schedule 2.17 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. The plans listed in Schedule 2.17 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(a)   All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been given to Parent or its advisors.

(b)   To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(c)   There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(d)   There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(e)   No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(f)   No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Employee Benefit Plan.

2.18   Title to Property and Encumbrances.  Except as set forth on Schedule 2.18, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in Schedule 2.16) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.19   Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s business.

2.20   Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.21   Litigation.  Except as disclosed in Schedule 2.21 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.22   Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.23   Interested Party Transactions.  Except as disclosed in Schedule 2.23 hereto, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.24   Hazardous Waste.  There is no substance or material defined or designated as hazardous or toxic waste, material, substance or other similar term, by an environmental statute, regulation or ordinance currently in effect, on, about, or in any of the real property now owned or previously owned by the Company or in which the Company now has or previously had any leasehold interest.

2.25   Receivables.  The accounts receivable shown on the Balance Sheet (net of the allowance for doubtful accounts in the amount appearing thereon) have been collected or are, to the knowledge of the Company, collectible in the usual and ordinary course of the Company’s business in the amounts thereof shown on the Balance Sheet. The accounts receivable of the Company acquired after the Balance Sheet Date and prior to the Closing Date will be reflected on the books of account of the Company at 100% of the amount thereof and have been collected, or are, to the knowledge of the Company, collectible in the usual and ordinary course of the Company’s business, in the full amounts thereof (less normal allowances for doubtful accounts). All of the accounts receivable reflected on the Balance Sheet and all accounts receivable which have arisen since the Balance Sheet Date are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications, and, to knowledge of the Company, are not subject to any valid defense or offset.

2.26   Inventories.  The inventories of the Company which are reflected in the Balance Sheet and all inventory items which have been acquired since the Balance Sheet Date consist of raw materials, supplies, work-in-process and finished goods of such quality and in such quantities as are being used and will be usable or are being sold and will be saleable in the ordinary course of its business with full mark-up at prevailing market prices, except to the extent of reserves for obsolete and slow-moving inventories reflected in the Balance Sheet.  Such inventories are valued at the lower of cost or fair market value and were determined in accordance with GAAP consistently applied.  The Company has not experienced, nor has any reason to believe that it will experience in the foreseeable future, any material difficulty in obtaining, in the desired quantity and quality and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

2.27   Customers, Suppliers and Independent Contractors.  Since the Balance Sheet Date, the Company has not been advised that any customer, supplier or independent contractor of the Company intends to terminate or materially curtail its business relationship with the Company.

2.28   Questionable Payments.  Neither the Company nor any director, officer or, to the knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.29   Obligations to or by Stockholders.  Except as disclosed in Schedule 2.29, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.30   Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

2.31   Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent in writing which has had or is currently having a material and adverse effect nor, insofar as the Company can now foresee, will materially and adversely affect, the Condition of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.   Representations and Warranties of Parent.   Parent represents and warrants to the Company as follows:

3.1   Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Parent has heretofore delivered to the Company complete and correct copies of its Certificates of Incorporation and By-laws as now in effect.  Parent has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.  Parent does not have any subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2   Corporate Authority.  Parent has full corporate power and authority to enter into the Transaction Documents and the other agreements to be made pursuant to the Transaction Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Transaction Documents and such other agreements and documents by Parent have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Transaction Documents constitutes a legal, valid and binding obligation of Parent, each enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3   Brokers and Finders.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby, except as disclosed in Schedule 3.3 hereto. Parent indemnifies and holds the Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced Parent to, or assisted them with the transactions contemplated herein.

3.4   Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 100,000,000 shares of Parent Common Stock, of which not more than 1,200,000 shares will be, prior to the Closing, issued and outstanding, before taking into consideration the issuance of Parent Common Stock in the Private Placement and after taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(f)(7)(iii) hereof, and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 2,975,000 shares have been, or will be at the Closing, designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock”), of which no shares are issued and outstanding on the date hereof, prior to taking into consideration the issuance of 1,850,000 shares of Parent Series A Preferred Stock in the Private Placement at the Closing.  Except for the 1,500,000 shares of Parent Common Stock reserved pursuant to the 2009 Stock Incentive Plan, Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5   Validity of Shares.  The 7,090,000 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.3(a) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable.  Based in part on the representations and warranties of the Stockholders in Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock pursuant to Section 1.3(a) will be exempt from the registration requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.6   SEC Reporting and Compliance.  (a)  Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on April 4, 2007.  942,300 shares of Parent Common Stock were transferred from the original owners and are freely tradable.  Parent has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)   Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission.  The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)   Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since December 31, 2009.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since December 31, 2009, and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.

(d)   Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)   The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “CLGX.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Common Stock.

(f)   Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

(g)   To the knowledge of Parent, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.7   Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of Parent, and (iii) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are as audited by, and include the related opinions of, Malone & Bailey, PC, Parent’s independent registered public accountants.  No other information provided by or on behalf of Parent to the Company which is not included in the Parent SEC Documents, including, without limitation, information referred to in Section 3.7 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

3.8   Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the Exchange and the Private Placement shall have been obtained prior to, and be effective as of, the Closing.

3.9   Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent of this Agreement and the other agreements to be made by Parent pursuant to or in connection with this Agreement and the consummation by Parent of the transactions contemplated by the Transaction Documents will not cause Parent to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent is a party or by which Parent or any of its properties is bound.

3.10   No General Solicitation.  In issuing Parent Common Stock in the Exchange hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.11   Litigation.  Except as disclosed in the Parent SEC Documents or Schedule 3.11 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its properties, assets or business, and after reasonable investigation, Parent is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.12   Foreign Corrupt Practices.  Neither Parent nor any director, officer, agent, employee or other person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.   Additional Representations, Warranties and Covenants of the Stockholders.  Each of the Stockholders represents and warrant to, and covenants with, Parent, as to himself, herself or itself only, as follows:

4.1   Acts and Proceedings.  Such Stockholder has full right, power and authority to enter into, deliver and perform this Agreement and all acts and proceedings required for the authorization, execution and delivery of this Agreement and the performance of this Agreement by such Stockholder have been lawfully and validly taken.

4.2   Compliance with Laws and Instruments.  The execution, delivery and performance by such Stockholder of this Agreement and each of the other documents contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby (a) will not cause such Stockholder to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government or (iii) any order, judgment or decree of any court and (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected.

4.3   Binding Obligation.  This Agreement and each of the other agreements and documents being entered into by such Stockholder in connection herewith constitutes the legal, valid and binding obligation of such Stockholder and is enforceable against such Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.4   Title to Shares.  Such Stockholder has good, valid and marketable title to all Shares indicated in Section 1.3(a) hereto as being owned by such Stockholder, free and clear of all Liens except as indicated on Schedule 4.4 hereto.  To the knowledge of such Stockholder, there is no voting trust, agreement or arrangement among any of the beneficial holders of Shares affecting the exercise of the voting rights of such units, and such Stockholder is not a party to or bound or affected by any such voting trust, agreement or arrangement.

4.5   Information.  Each Stockholder has had an opportunity to ask and receive answers to any questions he, she or it may have had concerning the terms and conditions of the Exchange and the Parent Common Stock to be issued therein and has obtained any additional information that he or she has requested.

4.6   Resale of Stock.  Each Stockholder is acquiring Parent Common Stock to be purchased for himself, herself or itself from Parent for investment, and not with a view to selling or otherwise distributing any of said Parent Common Stock in violation of the Securities Act or the securities laws of any state; provided, however, that the provisions of this paragraph shall not prejudice such Stockholder’s right at all times to sell or otherwise dispose of all or any of the Parent Common Stock so acquired by such Stockholder pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.

5.   Conditions of Parties’ Obligations

5.1   Company Obligations.  The obligations of Parent under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)   No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)   Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)   No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)   Certificate of Officers.  The Company shall have delivered to Parent a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 5.1.

(e)   Opinion of the Company’s Counsel.  Parent shall have received from Sichenzia Ross Friedman Ference LLP, New York, New York, counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit D hereto.

(f)   Consummation of Private Placement.  Consummation of the Exchange shall occur simultaneously with the closing of the Private Placement.

(g)   No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Transaction Documents.

(h)   Supporting Documents.  Parent shall have received the following:

(1)   Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)   A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3)   A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Transaction Documents.

(4)   A certificate of the Chief Executive Officer of the Company certifying to (i) the repayment in full of loans to the Company by Allegiance Capital Limited Partnership (“Allegiance”), and (ii) the exchange of a warrant held by Allegiance for shares of Parent Common Stock, in each case together with copies of the agreements executed and delivered in connection therewith.

(5)   Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Maryland and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(6)   Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent may reasonably request.

(i)   Lock-Up Agreements.  As of the Closing, lock-up agreements, on substantially the terms set forth in the form of lock-up agreement attached as Exhibit E hereto, shall have been executed by all of the Stockholders and Allegiance.

(j)   Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent.  The Company shall furnish to Parent such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 5.1 as Parent or its counsel may reasonably request.

(k)   Escrow Agreement.  Parent, the Escrow Agent and Company Management shall have entered into the Performance Milestone Shares Escrow Agreement substantially in the form of Exhibit H to the Securities Purchase Agreement.

5.2   Parent Obligations.  The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (g), (h), (i) and (j) of Section 5.1 hereof and the following additional conditions:

(a)   No Errors, etc.  The representations and warranties of Parent under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)   Compliance with Agreement.  Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)   No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since January 1, 2010, there shall have been no material adverse change in the Condition of Parent.

(d)   Certificate of Officers.  Parent shall have delivered to the Company a certificate dated the Closing Date, executed on its behalf by its President or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 5.2.

(e)   Opinion of Parent’s Counsel. The Company shall have received from Greenberg Traurig, LLP, New York, New York, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

(f)   Supporting Documents.  The Company shall have received the following:

(1)   Copies of resolutions of Parent’s board of directors, certified by its Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by it pursuant hereto, including the election of Todd Hays and Rodney Hillman to the Parent’s Board of Directors.

(2)   A certificate of incumbency executed by the Secretary of Parent certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent appended thereto have not been amended or modified.

(3)   A certificate, dated the Closing Date, executed by the Secretary of Parent, certifying that:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by any of the Transaction Documents.

(4)   A certificate of Island Stock Transfer, Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued in the Private Placement, and before taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(f)(7)(iii) hereof, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5)   A letter from Island Stock Transfer, Parent’s transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date after taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(f)(7)(iii) hereof, but prior to the closing of the Private Placement and the Exchange, is no more than 1,200,000 shares of Parent Common Stock.

(6)   An agreement in writing from Malone & Bailey, PC, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm.

(7)   (i) The executed resignation of Jonathan White as the sole director and officer of Parent, with the resignation to take effect at the Closing, (ii) executed release from Mr. White in the form attached hereto as Exhibit G, and (iii) a stock power executed in blank by Vision Opportunity Master Fund, Ltd. evidencing the cancellation of an aggregate of 34,745,000 shares of Parent Common Stock owned by it in consideration for $100.00.

(8)   Evidence as of a recent date of the good standing and corporate existence of Parent issued by the Secretary of State of the State of Delaware and evidence that Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(9)   Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(g)   Parent Name Change and Symbol Change.  At the Closing, Parent shall take all required legal actions to change its corporate name to Game Trading Technologies, Inc., and obtain a new trading symbol on the OTC Bulletin Board reflecting its name change.

(h)   New Stock Option Plan.  Prior to the Closing, Parent shall establish a new stock option plan, pursuant to which officers, directors, key employees and consultants of the Company and Parent shall be eligible to receive stock options to purchase an aggregate of 2,500,000 shares of Parent Common Stock at an exercise price of not less than $2.00 per share, of which no more than 1,000,000 shares shall be granted at Closing.

(i)   Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 5.2 as the Company may reasonably request.

The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 5.2.

6.   Non-Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Closing.  This Section 6 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

7.   Amendment of Agreement.  This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by the parties hereto.

8.   Definitions.  Unless the context otherwise requires, the terms defined in this Section 8 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 9 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Gamers Factory, Inc., a Maryland corporation.

“Company Warrants” shall have the meaning assigned to it in Section 1.5(a)

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain unremedied for five (5) days.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.17 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Escrow Agent” and “Escrow Agreement” shall have the respective meanings assigned to those terms in Section 1.4(c) hereof.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Exchange” shall have the meaning assigned thereto in Recitals.

“Exchange Agent” shall have the meaning assigned thereto in Section 1.4(a)

“Exchange Offer” shall have the meaning assigned thereto in the Recitals.

“Exchange Ratios” shall have the meaning assigned thereto in Section 1.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Indebtedness” shall mean any obligation of the Company which under GAAP is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Management Stockholders” shall mean Todd Hays, Thomas Hays, John Hays, Jr., Rodney Hillman and Evolution Advisors, LLC, collectively.

“Maryland Law” shall mean the General Corporation Law of the State of Maryland.

“Parent” shall mean City Language Exchange, Incorporated, a Delaware corporation.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Series A Preferred Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.6 hereof.

“Parent Warrants” shall have the meaning assigned to it in Section 1.5(a) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” shall mean the private placement of Units pursuant to the terms of the Securities Purchase Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean the Common Stock of the Company.

“Stockholders” shall mean all of the stockholders of the Company.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Transfer Agent” means Island Stock Transfer Company, Parent’s transfer agent and registrar.

“Units” shall have the meaning assigned to it in the Recitals.

9.   Closing.  Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the consummation of the sale of Units for not less than $3,700,000 in aggregate gross proceeds pursuant to the Private Placement (the “Closing Date”).  All proceedings to be taken and all documents to be executed at the Closing, including those in connection with the Private Placement and this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The Closing shall occur at the New York offices of Greenberg Traurig, LLP referred to in Section 10.1 hereof.  At the Closing, Parent shall (i) deliver to the Escrow Agent the certificates representing the Parent Common Stock to be held pursuant to the Escrow Agreement under Section 1.4(c), and (ii) deliver to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.3(a) hereof directly to them pursuant to Sections 1.6 and 4 hereof.  Such delivery shall be against delivery to Parent of the certificates, opinions, agreements and other instruments referred to in Section 5.1 hereof, and the certificates representing all of the Shares issued and outstanding immediately prior to the Closing. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 5.2 hereof. All of the other documents and certificates and agreements referenced in Section 5 will also be executed as described therein.

10.   Miscellaneous

10.1   Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:	City Language Exchange Incorporated
2114 Robie Street, Unit 1
Halifax, Nova Scotia B3K 4M4
Canada
Attention: Mr. Jonathan White

With a copy to:	Greenberg Traurig, LLP
200 Park Avenue, 14th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.

If to the Company:	Gamers Factory, Inc.
10957 McCormick Road
Hunt Valley, Maryland 21031
Attention: Mr. Todd Hays, President and CEO

With a copy to:	Siechenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attention: Gregory Sichenzia, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

10.2   Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

10.3   Expenses.  The Company shall bear and pay all legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement from the net proceeds of the Private Placement, but limited to no more than $100,000 for legal fees for counsel to the Company, and no more than $157,000 for legal fees for counsel to the investors in the Private Placement and Parent.

10.4   Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

10.5   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company shall not directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of Parent, which shall not be unreasonably withheld, and any such transfer or assignment without said consent shall be void.

10.7   No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

10.8   Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.9   Recitals, Schedules and Exhibits.  The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

10.10   Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

10.11   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that Delaware Law and Maryland Law govern the requirements for the adoption, approval and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

CITY LANGUAGE EXCHANGE INCORPORATED

By:
Jonathan White
President and Chief Executive Officer

THE COMPANY:

GAMERS FACTORY, INC.

By:
Todd Hays
President and Chief Executive Officer

The undersigned Stockholders execute and deliver this Agreement for the sole purpose of agreeing to the terms of Section 1 (The Exchange Offer), Section 4 (Additional Representations, Warranties and Covenants of the Stockholders), Section 6 (Non-Survival of Representations and Warranties), Section 7 (Amendment of Agreement), Section 8 (Definitions), and Section 10 (Miscellaneous).

	Todd Hays		Thomas Hays

	John Hays, Jr.		Rodney Hillman

EVOLUTION ADVISORS, LLC		ALLEGIANCE CAPITAL LIMITED PARTNERSHIP

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT C

CITY LANGUAGE EXCHANGE, INCORPORATED

(to be renamed Game Trading Technologies, Inc.)

DIRECTORS AND OFFICERS

Name		Position(s)

Todd Hays	-	President, Chief Executive Officer and Director
Rodney Hillman	-	Chief Operating Officer and Director
David Cox	-	Director
Jack Koegel	-	Director